Exhibit 10.16

The Yankee Candle Company, Inc.
MANAGEMENT INCENTIVE PLAN
For the 2004 Fiscal Year
For Executive Committee Members — Business Unit

Overview

The Yankee Candle Company, Inc. (“Yankee” or the “Company”) believes in providing financial incentives to management employees who have significant responsibility for sales, profit and operations. Pursuant to this philosophy, Yankee has established a Management Incentive Plan (“The Plan”) for the 2004 fiscal year in order to meet the following objectives:

•	Maintain a total compensation program which motivates and rewards high levels of performance.

•	Recognize and reward efforts and contributions made to the Company’s success.

•	Recognize and reward the achievement of team and/or individual goals.

•	Recognize and reward the achievement of the Company’s overall goals.

Administration

The Plan is administered by the Company’s Salary Committee. Any amendment, exception, interpretation, etc. must be approved in writing by the Salary Committee and the Compensation Committee of the Board of Directors. The current Salary Committee members are:

Craig W. Rydin	Chairman and Chief Executive Officer
Robert R. Spellman	Senior Vice President and Chief Financial Officer
Martha S. LaCroix	Senior Vice President, Human Resources

The Plan, Company financial objective(s) and key performance objective(s) (if any) are established at the beginning of the fiscal year and provided to participants after approval by the Salary Committee in its sole discretion.

Each participant will have an assigned incentive award target equal to a specific percentage of salary during the fiscal year. For this purpose, salary is defined as actual base pay paid by the Company to the participant during the fiscal year. Each participant will be informed of his or her percentage, which is generally assigned based on the individual’s job classification and responsibilities, but is in all instances subject to the discretion of the Salary Committee.

Incentive payments will be calculated based on actual results achieved compared to objective(s) for fiscal 2004. The Company intends that incentive payments for fiscal 2004 will be paid by March 31, 2005.

Being a participant in the Plan is not a contract for, nor offer of employment for any particular time period, nor any other agreement on the part of management of the Company for such employment and shall in no event alter the “at will” nature of employment with the Company.

The Plan is subject to applicable Government and economic controls in effect during its operation; therefore, payments may be subject to limitations.

Yankee reserves the right to amend, modify and/or discontinue The Plan in whole or in part whenever it is considered necessary with or without notice.

Eligibility

The Salary Committee is responsible in its sole discretion for identifying and approving positions eligible to participate. Eligibility is subject to the following additional criteria:

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•	Active employment in an eligible position during fiscal 2004; and the employee must be actively employed by the Company through the last day of fiscal 2004.

•	Employees who transfer into or out of an eligible position during the fiscal year will receive a prorated incentive award based on the number of days of active employment in an eligible position.

•	Employees who are hired into an eligible position during the fiscal year will receive a prorated incentive award based on the number of days of active employment in the eligible position.

•	Employees who cease employment due to death or permanent disability will receive a prorated incentive award based on the number of days of active employment in an eligible position.

•	Incentive awards are not vested. Notwithstanding anything to the contrary contained herein, employees whose employment is terminated, voluntarily or involuntarily, for any reason other than permanent disability or death prior to the end of the fiscal year are not eligible to receive an award.

•	Employees whose employment is terminated “for cause” prior to payment of the 2004 fiscal year incentive are not eligible. For purposes of this plan, the term “Cause” shall include any of the following events:

(a)	Gross negligence, willful failure to perform or willful malfeasance in performance of the employee’s duties and responsibilities, including those referenced hereunder;

(b)	Conviction of a felony or of a lesser crime involving moral turpitude or acts of dishonesty;

(c)	Breach of a fiduciary duty of loyalty to the Company or the diversion by the employee of any corporate assets, commitments, service or opportunities for his or her personal gain;

(d)	Fraud, misrepresentation, theft or embezzlement of Company assets or the intentional violation of law or Company policy;

(e)	Insubordination or willful failure to follow reasonable instructions from supervisors; or

(f)	Other conduct that is materially harmful to the business, interests or reputation of the Company.

Fiscal 2004 Provisions

For fiscal 2004, 60% of your incentive award target is tied to the Company’s diluted earnings per share (the “Company Portion”) and 40% is tied to your assigned business unit segment profit (the “Business Unit Portion”). (Note: for the purposes of this document, “business unit” refers to either the Retail Division or the Wholesale Division.)

1.	Attainment of Diluted Earnings Per Share Objective (All references to “diluted earnings per share” shall refer to diluted earnings per share for the 2004 fiscal year as reported by the Company without giving effect to any impact on such diluted earnings per share resulting from any repurchase by the Company in 2004 of any shares of its common stock.)

The participant will receive 100% of the Company Portion incentive award target if diluted earnings per share of (REDACTED) for fiscal year 2004 are achieved.

The participant will receive 20% of the Company Portion incentive award target if the Company achieves diluted earnings per share of (REDACTED) .

The participant will receive an additional predetermined percentage of the Company Portion incentive award target for each one (1) cent increase in actual diluted earnings per share between (REDACTED) up to the target of (REDACTED).

The participant will receive an additional 5 percentage points of the Company Portion incentive award target for each 1 cent increase in actual diluted earnings per share of (REDACTED) and above.

If actual results fall below diluted earnings per share of (REDACTED) there will be no incentive award for either the Company Portion or the Individual Portion of your incentive award target.

2.	Attainment of Segment Profit Target

The participant will receive 100% of the Business Unit Portion incentive award target if the business unit achieves 100% of the segment profit target.

The participant will receive 20% of the Business Unit Portion incentive award target if the business unit achieves 90% of the segment profit target.

The participant will receive an additional predetermined percentage of the Business Unit Portion incentive award target for each percentage increase in actual segment profit above 90% of target.

If actual segment profit falls below 90% of the segment profit target, there will be no incentive award for the Business Unit Portion of your incentive award target.

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